Exhibit 10.3 to Clean Coal Technologies, Inc. 11 Form June 10-Q

CCTI
Clean Coal Technologies, Inc.
www.cleancoaltechnologiesinc.com

Executive Office
295 Madison Avenue, 12th Floor
New York, NY 10017
Tel (646) 710-3549

June 8, 2011

Richard Cooper
President
Cooper Global Communications
410 Park Avenue
New York, NY  10022

Dear Richard:

We are pleased to set forth the terms of a revised retention agreement of Cooper Global Communications LLC (“CGC”) By Clean Coal Technologies, Inc. (CCTI, collectively with its affililiates, the “Company”)

Each party hereto agrees that upon the execution and delivery of this Agreement, any and all previous agreements whether in writing or oral between the parties shall be terminated and superseded by this Agreement.

Unless specifically noted herein, this agreement cancels and replaces all the terms and provisions contained in the earlier agreement signed and dated between the Parties on February 7, 2011, including those services to be rendered by CGC, and their compensation.

1. CGC shall, on a non-exclusive basis, assist Clean Coal Technologies as the Company’s investor-relations advisor. The retention by Clean Coal Technologies of CGC as investor-relations advisor as heretofore described shall be for a period beginning June 8th ending February 8th, 2012 at which time the agreement shall be reviewed by both parties.  Primary duties under this contract shall be to handle all relevant shareholder questions and inquiries for information, and assist in web casts and press releases. Any fees or expenses, as legally appropriate for legacy transactions under the previous agreement shall be handled on a mutually agreed to case by case agreement.  It is recognized that both parties understand that additional services might be required and CGC might introduce further financial or media opportunities to CCTI, each of these opportunities and any related compensation will be handled on a mutually agreed to case by case basis and may be added to this agreement as addendums.

2. Each Party to this Agreement hereby warrants and agrees not to disclose any confidential information provided by a Party to the other Party, except when such disclosure is essential for the completion of the Transaction.  In addition, except as may be required by statute, regulation, or process of law applicable to each Party, all information exchanged between the Parties is of a confidential nature and neither Party shall disclose to any unauthorized person or entity  any information obtained or received through this Transaction.  This paragraph shall have effect for two (2) years from the date of signature of this Agreement.

3. In consideration of its services pursuant to this Agreement, CGC shall be entitled to receive, and Clean Coal Technologies agrees to pay CGC, the following compensation for a period of June 2011 through January 2012.   $6,000.00 (USD) per month in cash, payable each month, for the duration of the Agreement, with the first month due in advance; billing will be done monthly for the coming month.  Expenses and charges will be included in the following month’s bill.  Payment will be due by wire within ten (10) days upon receipt of invoice.  In addition to the above referenced fee, it is agreed that CGC shall be entitled to keep 500,000 of the 1,000,000 restricted given to CGC in lieu of a cash payment due under the previous agreement signed and dated February 7, 2011. It is further agreed that upon receipt of the first payment under this agreement of 6,000.00 USD, CGC shall return to CCTI, 500,000 shares of restricted CCTI stock, being the balance of the 1,000,000 restricted stock issued to CGC.  It is further agreed that any additional compensation either cash or stock, shall be agreed on a case by case, success related basis as referenced in paragraph 1.

4. In addition to the fees described in Paragraph 3 above, the Company agrees to promptly reimburse CGC for reasonable accountable expenses incurred in connection with its retention hereunder, when incurred or promptly thereafter. CGC will obtain approval for any expenses incurred in advance (such as travel).

5. The validity and interpretation of this Agreement shall be governed by the laws of New York State and the United States.

6. All responsibilities, compensation, benefits, and other terms of this Agreement shall inure to the respective successors and assigns of the Company and CGC hereto and of the indemnified parties hereunder and their successors and assigns and representatives; and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us.

Very truly yours,
/s/Ignacio Ponce de Leon                                                                                                      /s/Richard Cooper
Ignacio Ponce de Leon, COO                                                                                                Richard Cooper, President
Clean Coal Technologies, Inc.                                                                                              Cooper Global Communications